Exhibit 10.1

Execution Version

MASTER RECEIVABLES PURCHASE AGREEMENT
among
FLUENCE ENERGY, LLC
as a Seller and a Servicer,
THE OTHER SELLERS AND SERVICERS FROM TIME TO TIME PARTY HERETO
and
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Purchaser

Dated as of February 27, 2024

TABLE OF CONTENTS

Page

TABLE OF CONTENTS

Schedule I     -    Account Debtors
Exhibit A     -    Certain Defined Terms
Exhibit B     -    Conditions Precedent for Effectiveness
Exhibit C     -    Representations and Warranties
Exhibit D     -    Covenants
Exhibit E     -    Eligibility Criteria
Exhibit F     -    Servicer Termination Events
Exhibit G    -    Accounts
Exhibit H    -    Notice Information
Exhibit I        -    Form of Joinder Agreement

Annex I        -    Electronic Services Schedule

-i-

MASTER RECEIVABLES PURCHASE AGREEMENT
This MASTER RECEIVABLES PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 27, 2024, by and among FLUENCE ENERGY, LLC, a Delaware limited liability company (“Fluence”) and any other seller from time to time party hereto (each, in such capacity, a “Seller” and collectively, the “Sellers”), and as servicers (each, in such capacity, a “Servicer” and collectively, the “Servicers”), and CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK (“CACIB”), as purchaser (the “Purchaser”).
RECITALS
Each Seller desires to sell certain of its Receivables from time to time, and the Purchaser may be willing to purchase from each Seller such Receivables, in which case the terms set forth herein shall apply to such purchase. Each capitalized term used but not defined herein shall have the meaning set forth in, or by reference in, Exhibit A hereto, and the interpretive provisions set out in Exhibit A hereto shall be applied in the interpretation of this Agreement.
Accordingly, the parties hereto agree as follows:
1.Sale and Purchase.
(a)Sales of Receivables. From time to time during the term of this Agreement, one or more Sellers may submit to the Purchaser a request (a “Purchase Request”) via the Technology Platform that the Purchaser purchase from such Seller or Sellers the Proposed Receivables described in such Purchase Request as well as the proposed Purchase Date thereof; provided, however, and notwithstanding anything herein to the contrary, if (i) the Technology Platform is not operational or is otherwise offline or (ii) the Purchaser has, in its discretion, instructed the Sellers that the Technology Platform is no longer available for use, then such Seller or Sellers may deliver a Purchase Request to the Purchaser in form and substance reasonably satisfactory to the Purchaser, and this Agreement shall be construed and interpreted accordingly, mutatis mutandis. If the Purchaser, in its sole and absolute discretion, accepts a Purchase Request, then the Purchaser shall purchase, and such Seller or Sellers shall sell, all of each applicable Seller’s right, title and interest (but none of such Seller’s underlying obligations to the applicable Account Debtor) with respect to such Proposed Receivables as of the applicable Purchase Date (all such Proposed Receivables, once sold and purchased, or purported to be sold and purchased, hereunder, collectively the “Purchased Receivables”).
(b)UNCOMMITTED ARRANGEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EACH SELLER EXPRESSLY AGREES THAT THE PURCHASER WILL NOT BE OBLIGATED TO PURCHASE ANY RECEIVABLE FROM ANY SELLER, AND THE PURCHASER MAY REFUSE, FOR ANY REASON OR FOR NO REASON, TO PURCHASE ANY RECEIVABLE OFFERED FOR PURCHASE BY ANY SELLER REGARDLESS OF WHETHER THE VARIOUS CONDITIONS TO PURCHASE SET FORTH IN THIS AGREEMENT HAVE BEEN SATISFIED.
(c)Conditions to Effectiveness. This Agreement shall become effective at such time as each of the conditions precedent set forth on Exhibit B to this Agreement has been satisfied to the satisfaction of the Purchaser.
(d)Conditions Precedent to Each Purchase. Without limiting the uncommitted nature of the Purchaser’s obligations as discussed in Section 1(b), the Purchaser shall not purchase the Proposed Receivables described in any Purchase Request unless:
(i)the Purchaser has received a Purchase Request via the Technology Platform (or, if applicable, in physical form in form and substance reasonably satisfactory to the Purchaser) with respect to such Proposed Receivables at least three (3) Business Days (or such shorter period as is agreed to by the

Purchaser in its sole discretion) prior to the applicable Purchase Date, together with any such additional supporting documentation that the Purchaser may have reasonably requested;
(ii)the Purchaser has accepted such Purchase Request and notified the applicable Sellers thereof;
(iii)each of the representations and warranties made by each Seller, Servicer and any Performance Guarantor in this Agreement and each of the other Transaction Documents is true and correct in all material respects as of such Purchase Date or, in the case of any representation or warranty that speaks as to a particular date or period, as of that particular date or period; and
(iv)immediately following the sale and purchase of the Proposed Receivables set forth in the related Purchase Request, (A) the Outstanding Amount of all Purchased Receivables will not exceed the Maximum Facility Amount, (B) the Outstanding Amount of all Inventory Purchased Receivables will not exceed $50,000,000 and (C) the Outstanding Amount with respect to the Purchased Receivables payable by any Account Debtor will not exceed such Account Debtor’s Purchase Sublimit.
Each Purchase Request submitted by any Seller shall constitute a representation and warranty that each of the conditions outlined in this Section 1(d) has been satisfied.
(e)Purchase Price. The purchase price for each Purchased Receivable purchased on any Purchase Date shall equal (i) the Net Invoice Amount of such Purchased Receivable, minus (ii) the Discount (such amount herein referred to as the “Purchase Price”). The Purchaser shall pay the Funding Percentage of the Purchase Price with respect to each Purchased Receivable to the applicable Seller on the relevant Purchase Date (such amount, the “Funded Amount”) and the remainder shall constitute a Deferred Purchase Price applicable to such Purchased Receivable to be paid in accordance with terms of this Agreement. The Funded Amount shall be deposited into the Sellers’ Account in immediately available funds denominated in Dollars. For the avoidance of doubt and not in limitation of any other provision of this Agreement, it is understood and agreed that (i) upon the payment of the Funded Amount, all of the applicable Seller’s right, title and interest in and to the applicable Purchased Receivable shall automatically be sold and assigned to the Purchaser as absolute owner thereof without the need for any further action, and (ii) the Deferred Purchase Price is the property of the applicable Seller and represents part of the Purchase Price to be paid in connection with the related Purchased Receivable, due and payable to such Seller in accordance with the terms of this Agreement (subject to any obligations to transfer Seller Dilutions to the Purchaser ).
(f)True Sale; No Recourse. Except as otherwise provided in this Agreement, each purchase of the Purchased Receivables is made without recourse to any Seller and no Seller shall have liability to the Purchaser for the failure of any Account Debtor to pay any Purchased Receivable when it is due and payable under the terms applicable thereto. The Purchaser and each Seller have structured the transactions contemplated by this Agreement as an absolute and irrevocable sale, and the Purchaser and each Seller agree to treat each such transaction as a “true sale” for all purposes, including, without limitation, in their respective books, records, computer files, tax returns, regulatory and governmental filings and shall reflect such sale in their respective financial statements. Each Seller will advise all Persons inquiring about the ownership of any Purchased Receivable that all Purchased Receivables have been sold to the Purchaser. In the event that, contrary to the mutual intent of the parties hereto, any purchase of Purchased Receivables is not characterized as a sale, each Seller shall, effective as of the date hereof, be deemed to have granted to the Purchaser (and each Seller hereby does grant to the Purchaser), in addition to and not in substitution for the rights and remedies described in Section 5(g) hereof, a first priority security interest in and to any and all present and future Purchased Receivables and the proceeds thereof to secure all obligations of such Seller arising in connection with this Agreement and each of the other Transaction Documents, whether now or hereafter existing, due or to become due, direct or indirect, absolute or contingent. This Agreement shall be deemed to be a security agreement under Applicable Law. The Purchaser may, at its discretion, file one or more UCC financing statements (or, if applicable, any foreign law equivalent thereof) evidencing the sale of the Purchased Receivables as well as the foregoing grant of security. With respect to such grant of a security interest, the Purchaser may at its option exercise from time to time any and all rights and remedies available to it hereunder, under the UCC or otherwise. Each Seller agrees that five (5) Business Days shall be reasonable prior notice to such Seller of the date of any public or private sale or other disposition of all or any of the Purchased Receivables.
(g)Seller Representative. Each Seller hereby appoints Fluence as its agent, attorney-in-fact and representative (in such capacity, the “Seller Representative”), and Fluence accepts such appointment, for the purpose of (i) making any Purchase Requests or other requests required under this Agreement, including, without limitation, the delivery of any Purchase Request to the Purchaser, (ii) the receipt of any notice of required repurchase pursuant to Section 5(b), (iii) the giving and receipt of any other notices to, or demand of, any Seller under this Agreement, (iv) the delivery of all documents, reports, financial statements and written materials required to be delivered by any Seller under this Agreement, (v) the receipt of all payments owing to a Seller hereunder, together with the subsequent allocation of such payment proceeds between the Sellers, (vi) taking any and all other actions required to be undertaken hereunder by the Seller Representative, and (vii) all other purposes incidental to any of the foregoing. Each Seller agrees that any action taken by the Seller Representative as the agent, attorney-in-fact and representative of such Seller shall be binding upon such Seller to the same extent as if directly taken by such Seller.
(h)Successor Term SOFR Index.
(i)If the Purchaser determines (which determination shall be final and conclusive, absent manifest error) that either (A) the applicable supervisor or administrator (if any) of Term SOFR or a Governmental Authority having jurisdiction over the Purchaser has published or made a public statement identifying the specific date after which Term SOFR shall no longer be used for determining interest rates for loans (either such date, a “Term SOFR Termination Date”), (B) a rate other than Term SOFR has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, or (C) a public statement or publication of information was made by the regulatory supervisor for the administrator (if any) of Term SOFR or a Governmental Authority having jurisdiction over the Purchaser has made a public statement that Term SOFR is no longer representative, then the Purchaser may (in consultation with the Sellers) choose a replacement index for Term SOFR and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in discount rate based on the replacement index will be substantially equivalent to the all-in Term SOFR-based discount rate in effect prior to its replacement.
(ii)The Purchaser and the Sellers shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Purchaser, for the implementation and administration of the replacement index-based rate.
(iii)Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (A) will be determined with due consideration to the then-current market practices for determining and implementing a discount rate for non-recourse and limited recourse accounts receivable purchase facilities in the U.S., and (B) may also reflect adjustments to account for (x) the effects of the transition from Term SOFR to the replacement index and (y) yield- or risk-based differences between Term SOFR and the replacement index.
(iv)Until an amendment reflecting a new replacement index in accordance with this Section 1(h) is effective, each Purchase Request shall continue to be funded using Term SOFR as a component of the Discount; provided, however, that if the Purchaser determines (which determination shall be final and conclusive, absent manifest error) that a Term SOFR Termination Date has occurred, then upon such occurrence of the Term SOFR Termination Date, (A) no Purchase Request shall be funded using Term SOFR as a component of the Discount and (B) all outstanding and future Purchase Requests shall be funded using a Discount that is calculated based on the Cost of Funds Rate plus a margin, which margin shall have the effect of approximating the return to the Purchaser that was expected prior to the existence of such condition until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

(v)Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.
2.Representations and Warranties. Each Seller and each Servicer represents and warrants to the Purchaser on each Purchase Date that (i) the representations and warranties set forth on Exhibit C hereto are true and correct in all respects as of such Purchase Date or, in the case of any representation or warranty that speaks as to a particular date or period, as of that particular date or period and (ii) each Proposed Receivable is an Eligible Receivable.
3.Covenants. Each Seller and each Servicer agrees to perform each of the covenants set forth on Exhibit D hereto.
4.Servicing Activities.
(a)Appointment of Servicer. The Purchaser appoints each Seller as its servicer and agent (each, in such capacity, the “Servicer” and collectively, the “Servicers”) for the administration and servicing of its Purchased Receivables sold by such Person to the Purchaser hereunder, and each Seller hereby accepts such appointment and agrees to assume the duties and the administration and servicing obligations as a Servicer, and perform all necessary and appropriate commercial servicing and collection activities in seeking the timely payment of amounts due and owing by any Account Debtor (including the identification of the proceeds of the Purchased Receivables and related record-keeping that shall be made available to the Purchaser upon its reasonable request) all in accordance with Applicable Laws, with reasonable care and diligence, including, without limitation, diligently and faithfully performing all servicing and collection actions (including, if necessary, acting as party of record in foreign jurisdictions); provided, however, that such appointment as Servicer shall not release Seller from any of its duties, responsibilities, liabilities and obligations resulting from or arising hereunder. In connection with its servicing obligations, each Servicer shall (i) be responsible for identifying, matching and reconciling any payments received from Account Debtors with the Receivable associated with such payment and (ii) perform its duties under the Contract related to the Purchased Receivables with the same care and applying the same policies as it applies to its own Receivables generally and would exercise and apply if it owned the Purchased Receivables and shall act to maximize Collections thereon.
(b)Collection Accounts; Deposit Account Control Agreements. Each Seller and Servicer covenants and agrees (i) to direct each Account Debtor to pay all amounts owing under such Purchased Receivables only to a Collection Account or directly to the Purchaser’s Account, (ii) not to change such payment instructions while any Purchased Receivable remains outstanding, (iii) not to permit funds other than amounts owing under the Purchased Receivables to be deposited into any Collection Account, (iv) to take any and all other reasonable actions, including actions requested by the Purchaser, to ensure that all amounts owing under the Purchased Receivables will be deposited exclusively to such Collection Account or directly to the Purchaser’s Account and (v) to hold in trust as the Purchaser’s exclusive property and safeguard for the benefit of the Purchaser all Collections and other amounts remitted or paid to such Seller or Servicer (or any of their respective Affiliates) in respect of Purchased Receivables for prompt deposit into the Purchaser’s Account in the manner set forth in Section 4(c) below. Each Seller hereby grants to the Purchaser a security interest in such Seller’s Collection Account as additional collateral to secure the payment and performance of such Seller’s obligations to the Purchaser hereunder and under each of the other Transaction Documents or as may be determined in connection therewith by Applicable Law. Each Collection Account shall be subject to a Deposit Account Control Agreement at all times that a Seller has directed any Account Debtors to pay amounts owing under Purchased Receivables into such Collection Account and any Collections are deposited in such Collection Account. Prior to the occurrence of any Servicer Termination Event, each Seller (or Servicer on their behalf) shall be permitted to make withdrawals and distributions from each applicable Collection Account. After the occurrence of any Servicer Termination Event, the Purchaser will be authorized to give notice of exclusive control under each Deposit Account Control Agreement and, upon giving such notice (each, an “Activation Notice”), will have exclusive authority to make withdrawals and distributions from each Collection Account until the Final Collection Date.

(c)Transfer of Collections to the Purchaser. Subject to Sections 4(d) and 5(a) below, each Seller and Servicer covenant and agree to deposit in the Purchaser’s Account all Collections and other amounts received (or deemed received) by any Seller or Servicer (or any of their respective Affiliates) with respect to Purchased Receivables (whether such amounts were received by such Seller or Servicer directly or were deposited in a Collection Account or other account maintained by such Seller or Servicer or otherwise) without adjustment, setoff or deduction of any kind or nature within two Business Days of receipt (or deemed receipt); provided, however, on any day on which a Seller or Servicer delivers Collections to the Purchaser with respect to a Purchased Receivable, such Seller or Servicer shall, with respect to such Purchased Receivable, in lieu of transferring funds to the Purchaser, deduct from such amounts to be transferred an amount equal to the Deferred Purchase Price Percentage of such Collections, up to the amount of any remaining and unused Deferred Purchase Price with respect to such Purchased Receivable in settlement of an equal amount of the Deferred Purchase Price obligation of the Purchaser on a dollar for dollar basis until such time as the Deferred Purchase Price has been reduced to $0. Until remitted to the Purchaser’s Account, such Seller or Servicer will hold such funds in trust as the Purchaser’s exclusive property and safeguard such funds for the benefit of the Purchaser.
(d)Misdirected Payments. If, prior to the delivery of an Activation Notice by the Purchaser for such Collection Account, any Seller or Servicer receives any payment into a Collection Account that does not represent a Collection on a Purchased Receivable, such Seller and Servicer shall promptly identify such payment and remove such payment from such Collection Account within two Business Days of receipt. Following delivery of an Activation Notice by the Purchaser for a Collection Account, the Purchaser will return such amounts received into such Collection Account to the applicable Seller upon receipt of satisfactory evidence that such amounts do not constitute Collections on Purchased Receivables.
(e)No Changes to Receivables. Other than as specifically permitted by Section 5(a) (i) neither any Seller nor any Servicer will amend, modify or extend the payment terms under any Purchased Receivable, unless approved in writing in advance by the Purchaser, and shall not otherwise waive or permit or agree to any deviation from the terms or conditions of any Purchased Receivable and (ii) neither any Seller nor any Servicer will take, or cause to be taken, any action that otherwise reduces the amount payable of any Purchased Receivable or materially impairs the full and timely collection thereof.
(f)Reconciliation Report. Concurrently with (a) each transfer of funds by any Seller to the Purchaser’s Account pursuant to Sections 4 and 5 hereof and (b) each request by any Seller for a return of payments received by the Purchaser that do not represent Collections on Purchased Receivables in accordance with Section 4(d), the Servicers shall provide to the Purchaser, in form and substance reasonably satisfactory to the Purchaser, a full reconciliation of all Collections and adjustments (including repurchases thereof, indemnifications and setoffs with respect thereto) with respect to each Purchased Receivable of an Account Debtor for which Collections were received or deemed received (each, a “Reconciliation Report”) and, if requested by the Purchaser, a report of any creation and adjustments in Deferred Purchase Prices, if any. The Servicers shall submit each Reconciliation Report to the Purchaser via the Technology Platform; provided, however, and notwithstanding anything herein to the contrary, if (i) the Technology Platform is not operational or is otherwise offline or (ii) the Purchaser has, in its discretion, instructed the Servicers that the Technology Platform is no longer available for use, then the Servicers may deliver a written Reconciliation Report to the Purchaser, and this Agreement shall be construed and interpreted accordingly, mutatis mutandis.
(g)Non-Payment Report. If a Purchased Receivable remains unpaid, in part or in full, past the date that is five (5) days after the applicable Due Date therefor, the applicable Servicer shall report to the Purchaser in a written report describing in reasonable detail the cause of such non-payment, including whether a Dispute or Insolvency Event exists with respect to the applicable Account Debtor (each a “Non-Payment Report”). In the event a Purchased Receivable has not been paid in full by the date that is ten (10) days after the Due Date therefor and the reason for such non-payment is not a Dispute or an Insolvency Event, the Purchaser may in its sole discretion (i) contact such Account Debtor by phone or in person to discuss the status of such Purchased Receivable and to inquire whether such payment delay or non-payment is due to a Dispute or Insolvency Event and when payment can be expected and/or (ii) take any other lawful action to collect such Purchased Receivable directly from such Account Debtor and/or (iii) terminate the appointment of the relevant Seller as Servicer with respect to such Purchased Receivable.
(h)Servicer Indemnification. Each Servicer hereby agrees to indemnify and hold harmless the Purchaser and its officers, directors, agents, representatives, shareholders, counsel, employees and each of their respective Affiliates, successors and assigns (each, an “Indemnified Person”) from and against any and all damages, claims, losses, costs, expenses and liabilities (including, without limitation, reasonable attorneys’ fees and expenses) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from or related to (i) any failure by any Servicer to perform its duties or obligations as Servicer hereunder in accordance with this Agreement or to comply with any Applicable Law, (ii) any breach of any Servicer’s representations, warranties or covenants under any Transaction Document, (iii) any claim brought by any Person other than an Indemnified Person arising from any Servicer’s servicing or collection activities with respect to the Purchased Receivables or (iv) the failure by a Seller to pay when due any amount described in Section 5(e); provided, however, that in all events there shall be excluded from the foregoing indemnification any damages, claims, losses, costs, expenses or liabilities to the extent resulting solely from (x) the gross negligence or willful misconduct of an Indemnified Person as determined in a final non-appealable judgment by a court of competent jurisdiction or (y) the failure of an Account Debtor to pay any sum due under its Purchased Receivables by reason of the financial or credit condition of such Account Debtor (including, without limitation, the occurrence of an Insolvency Event with respect to the applicable Account Debtor). Any amount due and payable pursuant to this Section shall be paid to the Purchaser’s Account in immediately available funds by no later than the second (2nd) Business Day following demand therefor by the Purchaser.
(i)Replacement of Servicers. Following the occurrence of a Servicer Termination Event, the Purchaser may, at its discretion, replace any or all Servicers with itself or any agent for the Purchaser with respect to any and all Purchased Receivables. Sellers shall be responsible for all reasonable costs and expenses incurred in connection with such replacement and shall promptly reimburse the Purchaser with respect to same.
(j)The Purchaser as Attorney-in-Fact. Sellers hereby appoint the Purchaser as the true and lawful attorney-in-fact of Sellers, with full power of substitution, coupled with an interest, and hereby authorizes and empowers the Purchaser in the name and on behalf of Sellers at any time following removal of any Seller as Servicer pursuant to Sections 4(g) or 4(i), to take such actions, and execute and deliver such documents, as the Purchaser deems necessary or advisable in connection with any applicable Purchased Receivable (i) to perfect the purchase and sale of such Purchased Receivable, including, without limitation, to send a notice of such purchase and sale to the Account Debtor of the transfers contemplated hereby and the sale of such Purchased Receivable or (ii) to make collection of and otherwise realize the benefits of such Purchased Receivable. At any time that any Seller is no longer serving as Servicer hereunder, the Purchaser shall have the right to bring suit, in the Purchaser’s or any Seller’s name, and generally have all other rights of an owner and holder respecting each applicable Purchased Receivable, including without limitation the right to accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on such Purchased Receivables and issue credits in its own name or the name of such Seller. At any time following removal of any Seller as Servicer, the Purchaser may endorse or sign the Purchaser’s or any Seller’s name on any checks or other instruments with respect to any applicable Purchased Receivables or the goods covered thereby. The Purchaser shall not be liable for any actions taken by it in accordance with this Section unless such actions constitute the gross negligence or willful misconduct of the Purchaser as determined by a court of competent jurisdiction in a final and non-appealable judgment. This power of attorney, being coupled with an interest, is irrevocable and shall not expire until the Final Collection Date.
(k)Payment of Deferred Purchase Price. In the event that Purchaser receives Collections with respect to a Purchased Receivable, and the full Deferred Purchase Price Percentage of such Collections for any reason have not been deducted therefrom and paid to Seller in accordance with Section 4(c) above, Purchaser shall promptly remit an amount equal to the Deferred Purchase Price Percentage of such Collections to Seller up to the amount of any remaining and unpaid Deferred Purchase Price with respect to such Purchased Receivable in settlement of an equal amount of the Deferred Purchase Price obligation of the Purchaser on a dollar for dollar basis until such time as the Deferred Purchase Price has been reduced to $0.

5.Seller Dilutions; Repurchase Events; Indemnities and Set-Off.
(a)Seller Dilutions. If, on any day, the outstanding balance of a Purchased Receivable is reduced (but not cancelled) as a result of any Dilution, the applicable Seller shall be deemed to have received on such day a Collection of such Purchased Receivable in the amount of such reduction. If on any day a Purchased Receivable is cancelled (or reduced to zero) as a result of any Dilution, the applicable Seller shall be deemed to have received on such day a Collection of such Purchased Receivable in the amount of the Outstanding Amount of such Purchased Receivable (as determined immediately prior to such Dilution). Any amount deemed to have been received under this Section 5(a) shall constitute a “Seller Dilution.”
(b)Repurchase Events. If any of the following events (each, an “Repurchase Event”) occurs with respect to a Purchased Receivable:
(i)such Purchased Receivable was not an Eligible Receivable at the time of purchase;
(ii)any Seller or Servicer fails to perform or observe any other term, covenant or agreement with respect to such Purchased Receivable set forth in any Transaction Document or any related Contract and such failure shall or could reasonably be expected to have an adverse effect on the ability to collect the Net Invoice Amount of such Purchased Receivable on the Due Date thereof;
(iii)without limiting clause (ii) above, any Seller or Servicer fails to comply with its obligation set forth in clause (f) of Exhibit D hereto to, at its expense, promptly execute and deliver all further instruments and documents, and take all further action that the Purchaser may reasonably request, from time to time, as may be necessary for the Purchaser to prosecute any claim under any applicable credit insurance policy;
(iv)any Seller or Servicer instructs the related Account Debtor to pay any amount with respect to such Purchased Receivable to an account other than the applicable Collection Account or the Purchaser’s Account; or
(v)a Dispute has arisen with respect to any Purchased Receivable, then, the applicable Seller shall within five (5) Business Days deliver notice thereof to the Purchaser and, at the time, in the manner and otherwise as hereinafter set forth, repurchase such Purchased Receivable at the Purchaser’s option and demand. The repurchase price for a Purchased Receivable shall be the amount equal to (i) the Purchase Price for such Purchased Receivable, net of any Collections or other payments received by the Purchaser with respect to such Purchased Receivable, plus (ii) the Discount applicable to such Purchased Receivable and accrued for the period from the applicable Purchase Date to the date on which such Purchased Receivable is repurchased, plus (iii) all other amounts then payable by the applicable Seller under the Transaction Documents with respect to such Purchased Receivable as of the date on which such Purchased Receivable is repurchased (such amount herein referred to as the “Repurchase Price”). The Repurchase Price for any Purchased Receivable shall be paid to the Purchaser’s Account in immediately available funds by no later than the second (2nd) Business Day following demand therefor by the Purchaser. Upon the payment in full of the repurchase price with respect to a Purchased Receivable, such Purchased Receivable shall hereby be, and be deemed to be, repurchased by such Seller from the Purchaser without recourse to or warranty by the Purchaser. To the extent an affected Purchased Receivable has a Deferred Purchase Price that is greater than $0, the applicable Seller shall receive a credit against the Repurchase Price of such Purchased Receivable on a dollar for dollar basis (which credit will also reduce such Deferred Purchase Price on the same basis).
(c)Seller Indemnification. Each Seller hereby agrees jointly and severally to indemnify each Indemnified Person and hold each Indemnified Person harmless from and against any and all Indemnified Amounts arising out of or resulting from or related to any of the following: (i) any representation or warranty made or deemed made by such Seller (or any of its officers) under or in connection with this Agreement or any other Transaction Document that shall have been incorrect when made; (ii) the failure by any Seller to perform any of its covenants or obligations under any Transaction Document; (iii) the failure by any Seller or any Purchased Receivable or Contract to comply with any Applicable Law; (iv) the failure to vest in the Purchaser ownership of, and a first-priority perfected security interest (within the meaning of the UCC) in, each Purchased Receivable and all Collections in respect thereof, free and clear of any Adverse Claim; (v) any Dispute, Dilution or any other claim resulting from the services performed or merchandise furnished in connection with any Purchased Receivable or the furnishing or failure to furnish such services or merchandise or relating to collection activities with respect to any Purchased Receivable; (vi) any suit or claim arising out of or based on the actions or activities of any Seller and related to any Receivable, any Contract or any Transaction Document; (vii) the failure of any Seller to notify any Account Debtor of the sale of the Purchased Receivables to the Purchaser pursuant to this Agreement; (viii) the commingling by any Seller of Collections at any time with other funds of such Seller or any other Person or (ix) any civil penalty or fine assessed by OFAC or any other Governmental Authority administering any Anti-Money Laundering Law, Anti-Corruption Law or Sanctions, and all reasonable costs and expenses (including reasonable documented legal fees and disbursements) incurred in connection with defense thereof by, any Indemnified Person in connection with the foregoing; provided, however, that in all events there shall be excluded from the foregoing indemnification any Indemnified Amounts to the extent resulting solely from (x) the gross negligence or willful misconduct of an Indemnified Person as determined in a final non-appealable judgment by a court of competent jurisdiction or (y) the failure of an Account Debtor to pay any sum due under its Purchased Receivables by reason of the financial or credit condition of such Account Debtor (including, without limitation, the occurrence of an Insolvency Event with respect to the applicable Account Debtor). Any amount due and payable pursuant to this Section shall be paid to the Purchaser’s Account in immediately available funds by no later than the second (2nd) Business Day following demand therefor by the Purchaser.
(d)Tax Matters.
(i)Indemnification. All payments on the Purchased Receivables or otherwise made hereunder from the Account Debtors, Servicer and Sellers will be made free and clear of any present or future taxes, levies, imposts, energy surcharges, duties, deductions, withholdings, assessments, fees or other charges whatsoever, including any interest, additions to tax or penalties applicable thereto (but for the avoidance of doubt not including taxes imposed upon the Purchaser with respect to its overall net income), including whether imposed on the making of such a payment or whether arising by reason of the sale of the Purchased Receivables to the Purchaser or relating to the underlying transactions between the applicable Seller and the related Account Debtors that gave rise to such Purchased Receivables (any such taxes, “Transaction Taxes”) and Other Taxes, and the sum payable to the Purchaser shall be increased to the extent necessary to ensure that, after the making any withholding or payment of Transaction Taxes and Other Taxes, if any, the Purchaser receives on the due date and retains (free from any liability in respect of any Transaction Taxes and Other Taxes) a net sum equal to what it would have received and so retained, had no such withholding or payment of Transaction Taxes and Other Taxes been present, imposed, required or made. Each Seller jointly and severally will indemnify the Purchaser and hold the Purchaser harmless from any Transaction Taxes and Other Taxes, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Any amount due and payable pursuant to this Section shall be paid to the Purchaser’s Account in immediately available funds by no later than the second (2nd) Business Day following demand therefor by the Purchaser.
(ii)Form Delivery. The Purchaser will deliver any properly completed and executed documentation reasonably requested by Seller or Servicer as will allow Seller or Servicer to satisfy its tax reporting or withholding obligations to the extent the Purchaser is legally entitled to do so and the completion, execution and submission of such documentation would not in the Purchaser’s judgment subject the Purchaser to any unreimbursed cost or expense or would prejudice the legal or commercial position of the Purchaser.

(iii)Other Taxes. Each Seller shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Purchaser timely reimburse it for the payment of, any Other Taxes.
(e)Set-Off. Each Seller and Servicer hereby irrevocably instruct and authorize the Purchaser to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by the Purchaser or any branch, agency or Affiliate thereof, including the payment of the Purchase Price for any Proposed Receivables, to, or for the account of, any Seller, any Servicer or any of their respective Affiliates against amounts owing by each Seller or Servicer hereunder or under any other Transaction Document (even if contingent or unmatured).
(f)UCC. The rights granted to the Purchaser hereunder are in addition to all other rights and remedies afforded to the Purchaser as a secured party under the UCC.
6.Notices. Unless otherwise provided herein, all communications by any party to any other party hereunder or any other Transaction Document shall be in a writing personally delivered or sent by a recognized overnight delivery service, or certified mail, postage prepaid, return receipt requested, or by email to such party, as the case may be, at its address set forth on Exhibit H.
Each Seller and Servicer agree that the Purchaser may presume the authenticity, genuineness, accuracy, completeness and due execution of any email bearing a facsimile or scanned signature resembling a signature of an authorized Person of such Seller or Servicer without further verification or inquiry by the Purchaser. Notwithstanding the foregoing, the Purchaser in its sole discretion may elect not to act or rely upon such a communication and shall be entitled (but not obligated) to make inquiries or require further Seller or Servicer action to authenticate any such communication.
Any Purchase Request, and any supporting documentation in connection herewith or therewith, such as copies of invoices, not submitted via the Technology Platform may be sent by any Seller or Servicer by electronic mail attachment in portable document format (.pdf).
A party may change the address at which it is to receive notices hereunder by written notice in the foregoing manner given to the other parties hereto.
7.Expenses. Each Seller hereby agrees, jointly and severally, to reimburse the Purchaser on written demand for (a) all actual and reasonable costs and expenses (including due diligence expenses) incurred by the Purchaser in connection with the negotiation, preparation and execution of the Transaction Documents, including all reasonable fees and expenses of counsel to the Purchaser in connection therewith; (b) the administration (including periodic auditing as provided for herein) of this Agreement and the transactions contemplated thereby, including all reasonable expenses and accountants’, consultants’ and attorneys’ fees incurred in connection with the administration and maintenance of this Agreement and the transactions contemplated thereby; (c) all reasonable and documented costs and expenses (including reasonable attorneys’ fees and expenses) the Purchaser incurs in connection with the enforcement of this Section 7, or any of its other rights under this Agreement or any of the other Transaction Documents by such Seller; and (d) all Other Taxes.
8.Interest on Overdue Amounts. All amounts due for payment by any Seller or Servicer to the Purchaser pursuant to this Agreement shall accrue interest at the Overdue Payment Rate from the date on which payment thereof is due until the date on which payment thereof is made in accordance with the terms of this Agreement.
9.Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without regard to the principles of conflicts of law thereof (other than Sections 5-1401 and 5 1402 of the New York General Obligations Law).

10.No Non-Direct Damages. To the fullest extent permitted by Applicable Law, no Seller and no Servicer shall assert, and each such Seller and Servicer hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby; provided that the waiver provided for in this sentence shall not apply to damages resulting directly from such Indemnified Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment.
11.Joinder of Additional Sellers. At any time during the term of this Agreement, with the written consent of the Purchaser in its sole and absolute discretion, one or more additional U.S. subsidiaries of Fluence (each, an “Additional Seller”), may join this Agreement as a Seller in all respects by delivering a Joinder Agreement to the Purchaser along with such other approvals, certificates, legal opinions and other documents as the Purchaser may request, in each case, in form and substance reasonably acceptable to the Purchaser. Upon receipt of such Joinder Agreement and such other documents, such Additional Seller shall become a Seller hereunder, subject to the rights, duties and obligations of a Seller in all respects.
12.Joint and Several Obligations. The obligations of the Sellers hereunder are joint and several. To the maximum extent permitted by Applicable Law, each Seller hereby waives any claim, right or remedy that such Seller now has or hereafter acquires against any other Seller that arises hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of the Purchaser against any Seller or any of its property which the Purchaser now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise. In addition, each Seller hereby waives any right to proceed against the other Sellers, now or hereafter, for contribution, indemnity, reimbursement, and any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which any Seller may now have or hereafter have as against the other Seller with respect to the transactions contemplated by this Agreement.
13.General Provisions.
(a)Final Agreement. This Agreement represents the final agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements with respect to such subject matter. No provision of this Agreement may be amended or waived except by a writing signed by the parties hereto. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that no Seller or Servicer may assign any of its rights hereunder without the Purchaser’s prior written consent, given or withheld in the Purchaser’s sole discretion. The Purchaser shall have the right, without the consent of or notice to the Sellers, to sell, transfer, negotiate, or grant participations in all or any part of, or any interest in, the Purchaser’s obligations, rights and benefits hereunder (including in any Purchased Receivables).
(b)Severability. Any provisions of this Agreement that are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
(c)Execution; Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic mail attachment in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

(d)Termination. The term of this Agreement shall last from the initial effective date hereof until terminated by either the Purchaser or the Sellers at any time by thirty (30) days’ prior written notice to the other party. Notwithstanding the foregoing, this Agreement, including all covenants, representations and warranties, repurchase obligations and indemnities made herein shall continue in full force and effect until the Final Collection Date. Each Seller’s and Servicer’s obligations to indemnify the Purchaser with respect to the expenses, damages, losses, costs and liabilities shall survive until the later of (x) the Final Collection Date and (y) all applicable statute of limitations periods with respect to actions that may be brought by the Purchaser under the Transaction Documents have run.
(e)Calculation of Interest. All interest amounts calculated on a per annum basis hereunder are calculated on the basis of a year of three hundred and sixty (360) days.
(f)WAIVER OF JURY TRIAL. EACH SELLER, EACH SERVICER AND THE PURCHASER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY APPLICATION, INSTRUMENT, DOCUMENT, AMENDMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER PURCHASE DOCUMENTS, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
(g)Consent to Jurisdiction. Any litigation based hereon, or arising out of, under or in connection with this Agreement or any other Transaction Document, may be brought and maintained in the courts of the State of New York sitting in New York County, New York or in the United States district court for the Southern District of New York; provided, any suit seeking enforcement against any Purchased Receivables or other property may be brought, at the Purchaser’s option, in the courts of any jurisdiction where such Purchased Receivables or other property may be found. Each Seller and each Servicer hereby expressly and irrevocably submits to the jurisdiction of the courts of the State of New York sitting in New York County, New York and of the United States district court for the Southern District of New York for the purpose of any such litigation. Each Seller and each Servicer further irrevocably consents to the service of process by registered mail, postage prepaid, to the address specified on Exhibit H or by personal service within or without the State of New York. Each Seller and each Servicer expressly and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of venue of any such litigation brought in any such court and any claim that any such litigation has been brought in an inconvenient forum.
(h)WAIVER OF IMMUNITIES. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.
(i)Captions and Cross References. The various captions in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section of or Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.
(j)No Party Deemed Drafter. Each Servicer, Seller and the Purchaser agree that no party hereto shall be deemed to be the drafter of this Agreement.

(k)PATRIOT Act. The Purchaser hereby notifies each other party hereto that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each such party, which information includes the name, address, tax identification number and other information that will allow the Purchaser to identify such party in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Promptly following any request therefor, each party to this Agreement shall deliver to the Purchaser all documentation and other information required by bank regulatory authorities requested by the Purchaser for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws, rules and regulations.
(l)Divisions. For all purposes under the Transaction Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.
(m)Accounting Treatment; Non-Reliance. Each Seller and each Servicer agrees and acknowledges that (i) it is a sophisticated party in relation to this Agreement; (ii) it has made its own independent decision to enter into the Agreement, the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby and, in connection therewith, has obtained such independent accounting, legal, tax, financial and other advice as it deems necessary and appropriate (including, without limitation, as to the appropriate treatment of such transactions for accounting, legal, tax and other purposes) and (iii) it has not relied upon any representation or advice from the Purchaser, any of their Affiliates or any of their respective directors, officers, employees, contractors, counsel, advisors or other representatives in this regard.
(n)Confidentiality. Each party hereto agrees to hold the Transaction Documents, the transactions contemplated thereby and all non-public information received by it in connection therewith from any other party hereto or its agents or representatives in confidence and agrees not to provide any Person with copies of this Agreement or such non-public information other than to (i) its Affiliates and any officers, directors, members, managers, employees, financing sources or outside accountants, auditors or attorneys of such party or its Affiliates, (ii) any prospective or actual assignee or participant which (in each case) has signed a confidentiality agreement containing provisions substantively similar to this Section 13(n) or has agreed to be subject to the terms of this Section 13(n), (iii) credit support providers (including any providers of trade credit insurance) if they agree to hold it confidential pursuant to customary commercial terms, (iv) Governmental Authorities with appropriate jurisdiction (including filings required under securities Laws) and (v) appropriate filings under the UCC. Notwithstanding the above stated obligations, the parties hereto will not be liable for disclosure or use of such information which: (i) was required by Applicable Law, including pursuant to a valid subpoena or other legal process, (ii) is disclosed or used in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder, (iii) was in such Person’s possession or known to such Person prior to receipt or (iv) is or becomes known to the public through disclosure in a printed publication (without breach of any of such Person’s obligations hereunder).
(o)Third Party Rights. Other than as specifically provided in this Agreement, no Person not a party to this Agreement shall be deemed a third party beneficiary hereof.
(p)Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Purchaser could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Seller or Servicer in respect of any such sum due from it to the Purchaser hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Purchaser of any sum adjudged to be so due in the Judgment Currency, the Purchaser may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Purchaser from any Seller or Servicer in the Agreement Currency, such Seller or Servicer agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Purchaser against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Purchaser in such currency, the Purchaser agrees to return the amount of any excess to such Seller or Servicer (or to any other Person who may be entitled thereto under Applicable Law).
14.Agent For Service of Process. Each Seller and each Servicer hereby irrevocably designates, appoints and empowers Fluence, with offices at 4601 Fairfax Drive, Suite 600, Arlington VA 22203, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and its properties, assets and revenues, service for any and all legal process, summons, notices and documents that may be served in any such action, suit or proceeding brought in the courts referred to in Section 13(g) that may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts, with respect to any suit, action or proceeding in connection with or arising out of this Agreement or the other Transaction Documents. If for any reason such designee, appointee and agent hereunder shall cease to be available to act as such, such Seller or Servicer, as applicable, agrees to designate a new designee, appointee and agent on the terms and for the purposes of this Section 14 satisfactory to the Purchaser. Each Seller and each Servicer further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents out of any of the aforesaid courts in any such action, suit or proceeding by serving a copy thereof upon the agent for service of process referred to in this Section 14 (whether or not the appointment of such agent shall for any reason prove to be ineffective or such agent shall accept or acknowledge such service) or by mailing copies thereof by registered or certified mail, postage prepaid, to it at its address specified above.
15.Register. The Purchaser, acting solely for this purpose as a non-fiduciary agent of the Sellers, shall maintain a register (the “Register”) on which it shall record the rights of the Purchaser and any assignee or participant of the Purchaser with respect to the rights under this Agreement and any Purchased Receivable, and each assignment or participation. The Register shall include the names and addresses of the Purchaser, assignees, participants or successors and the percentage or portion of such rights and obligations assigned or participated. The entries in the Register shall be conclusive absent manifest error; provided, however, that a failure to make any such recordation, or any error in such recordation shall not affect the Sellers’ obligations in respect of such rights.
[Signatures Commence on the Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.
FLUENCE ENERGY, LLC,
as Seller and as Servicer

By:/s/ Ahmed Pasha
Name: Ahmed Pasha
Title: SVP, CFO

By: /s/ Frank Fuselier
Name: Frank Fuselier
Title: SVP, General Counsel and Secretary

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Purchaser

By: /s/ Gustavo Rizzo
Name: Gustavo Rizzo
Title: Director

By: Patricia Christy
Name: Patricia Christy
Title: Director
CACIB-Fluence Master Receivables Purchase Agreement

Schedule I
Account Debtors

[On file with the Servicer and Purchaser]
Schedule I-1

Exhibit A
Certain Defined Terms
A.Defined Terms.
As used herein, the following terms shall have the following meanings:
“Account Debtor” means a Person listed as an account debtor on Schedule I to this Agreement, as such Schedule may be modified or supplemented from time to time, as approved in advance by the Purchaser in writing in its sole and absolute discretion.
“Account Debtor Buffer Period” means for each Account Debtor, the number of days set forth under the heading “Account Debtor Buffer Period” for such Account Debtor on Schedule I to this Agreement, as such Schedule may be modified or supplemented from time to time, as approved in advance by the Purchaser in writing in its sole and absolute discretion.
“Account Debtor Discount Rate” means with respect to any Account Debtor, the “Account Debtor Discount Rate” specified for such Account Debtor on Schedule I to this Agreement, as such Schedule may be modified or supplemented from time to time, as approved in advance by the Purchaser in writing in its sole and absolute discretion.
“Additional Seller” has the meaning set forth in Section 11 hereof.
“Adverse Claim” means any ownership interest or claim, mortgage, deed of trust, pledge, lien, security interest, hypothecation, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security; it being understood that any thereof in favor of, or assigned to, the Purchaser shall not constitute an Adverse Claim.
“Affiliate” when used with respect to a Person means any other current or future Person controlling, controlled by, or under common control with, such Person. For the purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management and policies, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble hereto.
“Agreement Currency” has the meaning set forth in Section 13(p) hereof.
“Anti-Corruption Laws” means any applicable laws, rules, or regulations relating to bribery or corruption, including (a) the United States Foreign Corrupt Practices Act of 1977, as amended; (b) the United Kingdom Bribery Act of 2010, as amended; and (c) any other similar law, rule or regulation in any applicable jurisdiction currently in force or hereafter enacted as they may be amended from time to time.
“Anti-Money Laundering Laws” means any laws or regulations relating to money laundering or terrorist financing in any applicable jurisdiction currently in force or hereafter enacted as they may be amended from time to time.
“Applicable Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree, judgment, award or similar item of or by a Governmental Authority or any interpretation, implementation or application thereof.
“Business Day” means any day that is not a Saturday, Sunday or other day on which banks in New York City are required or permitted to close.
Exhibit A-1

“CACIB” has the meaning set forth in the preamble hereto.
“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, limited liability company interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.
“Change in Control” has the meaning set forth in the Syndicated Facility Agreement.
“Closing Date” means the date of this Agreement.
“Collection Account” means each account specified as such in Exhibit G hereto, as such Schedule may be modified or supplemented from time to time, as approved in advance by the Purchaser in writing in its sole and absolute discretion.
“Collections” means, with respect to any Purchased Receivable: (a) all funds that are received by any Seller, Servicer or any other Person on their behalf in payment of any amounts owed in respect of such Purchased Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Purchased Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Account Debtor or any other Person directly or indirectly liable for the payment of such Purchased Receivable and available to be applied thereon), (b) all Seller Dilutions, (c) all proceeds of all Related Assets with respect to such Purchased Receivable and (d) all other proceeds of such Purchased Receivable.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any replacement index in accordance with the terms of Section 1(h), any technical, administrative or operational changes (including, without limitation, changes to the definition of “Business Day”, or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Purchaser decides may be appropriate to reflect the adoption and implementation of a replacement index or to permit the use and administration of a replacement index by the Purchaser in a manner substantially consistent with market practice (or, if the Purchaser decides that adoption of any portion of such market practice is not administratively feasible or if the Purchaser determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Purchaser decides is reasonably necessary in connection with the administration of this Agreement).
“Contract” means, for each Receivable, the invoice therefor and any other agreement or documentation between the applicable Seller and the applicable Account Debtor giving rise to, and/or setting forth terms and conditions related to the creation and payment of, such Receivable, including in each case any amendments.
“Cost of Funds Rate” means the rate per annum quoted from time to time as such by the Purchaser, which rate shall be determined and calculated by the Purchaser in its sole discretion, taking into account factors including, but not limited to, the Purchaser’s external and internal funding costs and prevailing interbank market rates and conditions. Notwithstanding the foregoing, if the Cost of Funds Rate shall be less than 0%, such rate shall be deemed 0% for purposes of this Agreement.
“Deferred Purchase Price” means with respect to any Purchased Receivable, initially, the Purchase Price of such Purchased Receivable multiplied by the Deferred Purchase Price Percentage applicable to such Purchased Receivable, as such amount is reduced through the payment to the applicable Seller or application to any Seller Dilutions, from time to time after the Purchase Date for such Purchased Receivable, in each case, in accordance with the terms of this Agreement.
Exhibit A-2

“Deferred Purchase Price Percentage” means, with respect to any Purchased Receivable, the result of 100% minus the Funding Percentage.
“Deposit Account Control Agreement” means, with respect to any Collection Account, a deposit account control agreement executed among Seller, the Purchaser and a depositary bank, in form and substance reasonably acceptable to the Purchaser.
“Dilution” means on any date after the date of the related Purchase Request, an amount equal to the sum, without duplication, of the aggregate reduction effected on such day in the outstanding balance of any Purchased Receivable attributable to any non-cash items including credits, rebates, billing errors, sales or similar taxes, cash discounts, volume discounts, allowances, chargebacks, returned or repossessed goods, sales and marketing discounts, warranties, any unapplied credit memos and other adjustments or reductions that are made in respect of Account Debtors; provided, however, that (a) any of the foregoing to the extent related to the financial or credit condition of an Account Debtor (including the occurrence of an Insolvency Event with respect to the applicable Account Debtor) and (b) Disputes, in each case, shall not constitute Dilution.
“Discount” means, with respect to each Purchased Receivable purchased on a Purchase Date related to a specific Account Debtor, the discount cost applied by the Purchaser to such Purchased Receivable, equal to the product of (a) (i) if the Purchase Request with respect to such Purchased Receivable is not received by the Purchaser at least three (3) Business Days prior to the applicable Purchase Date in accordance with Section 1(d)(i), the Cost of Funds Rate plus the applicable Account Debtor Discount Rate per annum, and, (ii) otherwise, Term SOFR plus the applicable Account Debtor Discount Rate per annum, determined as of the Purchase Date for such Purchased Receivables, multiplied by (b) the Funding Percentage of the Net Invoice Amount of such Purchased Receivable, multiplied by (c) the result of (i) the applicable Discount Period, divided by (ii) 360.
“Discount Period” means, with respect to any Purchased Receivable, the number of days from and including (i) the Purchase Date for such Purchased Receivable to, but not including, (ii) the date that corresponds to the Due Date with respect to such Purchased Receivable plus the Account Debtor Buffer Period for such Account Debtor.
“Dispute” means any dispute, discount, deduction, claim, offset, defense, or counterclaim or similar position asserted of any kind relating to one or more Receivables (x) arising on account of the goods relating to such Receivables having been lost or damaged prior to receipt thereof by the related Account Debtor or otherwise not delivered to such Account Debtor in accordance with the Contract related thereto; (y) arising on account of the return of goods by an Account Debtor to any Seller, Servicer, any of their respective Affiliates or successors or assigns (including the Purchaser) relating to its obligation to pay an amount due with respect to a Purchased Receivable, or (z) otherwise asserted by the related Account Debtor as being a basis for non-payment in full of the Receivable; regardless of whether the same (i) is in an amount greater than, equal to or less than the applicable Purchased Receivable concerned or (ii) arises by reason of an act of God, civil strife, war, pandemic, currency restrictions, foreign political restrictions or regulations, or any other circumstance or event beyond the control of such Seller or the applicable Account Debtor; provided, that any of the foregoing to the extent related to the financial or credit condition of an Account Debtor (including the occurrence of an Insolvency Event with respect to the applicable Account Debtor) shall not constitute a Dispute.
“Dollars” means United States Dollars, the lawful currency of the United States of America.
“Due Date” means, with respect to any Purchased Receivable, the date the related Contract provides for timely payment in full of the amounts owing thereunder.
“Eligible Receivable” means a Receivable with respect to which each of the Eligibility Criteria set forth in Exhibit E is satisfied.
Exhibit A-3

“Executive Order” means Executive Order No. 13224 on Terrorist Financings: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on September 23, 2001.
“Final Collection Date” means the date following the termination of this Agreement on which the Purchaser has received (i) all Collections owing on the Purchased Receivables and (ii) all payments, if any, required to be paid by any Seller or Servicer under this Agreement or any other Transaction Document, including with respect to Repurchase Events and Indemnified Amounts.
“Funded Amount” has the meaning set forth in Section 1(e) hereof.
“Funding Percentage” means, with respect to Receivables payable by any Account Debtor, the “Funding Percentage” specified for such Account Debtor on Schedule I to this Agreement, as such Schedule may be modified or supplemented from time to time, as approved in advance by the Purchaser in writing in its sole and absolute discretion; provided, that in no event may the Funding Percentage be less than 85%.
“GAAP” means generally accepted accounting principles in the United States of America, applied on a consistent basis as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board or the rules and regulations of the U.S. Securities and Exchange Commission and/or their respective successors and that are applied in the circumstances as of the date in question.
“Governmental Authority” means any government or political subdivision or any agency, authority, bureau, regulatory body, central bank, commission, department or instrumentality of any such government or political subdivision, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any court, tribunal, grand jury or arbitrator, or any accounting board or authority (whether or not part of a government) that is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.
“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements and/or any successor standards.
“Indemnified Amounts” has the meaning set forth in Section 4(h) hereof.
“Indemnified Person” has the meaning set forth in Section 4(h) hereof.
“Insolvency Event” shall mean, with respect to any Person (including an Account Debtor), such Person shall fail to pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Applicable Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of thirty (30) days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or such Person shall take any action to authorize any of the foregoing actions.
“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said
Exhibit A-4

description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.
“Inventory Purchased Receivables” means any Receivable comprised of accounts receivable (whether now existing or arising in the future) constituting proceeds of or otherwise relating to any Inventory included in the Borrowing Base (as defined in the Syndicated Facility Agreement), together with any collateral securing such accounts receivable, and any contracts, guarantees or other payment support obligations in respect of such accounts receivable, and any proceeds of such accounts receivable or other assets relating to any Inventory included in the Borrower Base (as defined in the Syndicated Facility Agreement).
“Joinder Agreement” means a joinder agreement substantially in the form and substance attached hereto as Exhibit I.
“Judgment Currency” has the meaning set forth in Section 13(p) hereof.
“Material Adverse Change” means, with respect to any Person (or if no Person is specified, with respect to any Seller, Servicer or Performance Guarantor), an event or circumstance that results in, or could reasonably be expect to result in, a material adverse change in (i) the business, assets, operations or financial condition of such Person; (ii) the ability of such Person to perform its obligations under this Agreement or any other Transaction Document; (iii) the status, existence, perfection, priority, enforceability or other rights and remedies of the Purchaser associated with its interests in the Purchased Receivables or any material portion thereof; or (iv) (a) the validity or enforceability against such Person of any Transaction Document or any Contract or (b) the validity, enforceability or collectability of a material portion of the Purchased Receivables, including if such event or circumstance would increase the days to pay or Dilution with respect to a material portion of the Purchased Receivables.
“Maximum Facility Amount” means $75,000,000.
“Maximum Payment Term” means for each Account Debtor, the number of days set forth under the heading “Maximum Payment Term” for such Account Debtor on Schedule I to this Agreement, as such Schedule may be modified or supplemented from time to time, as approved in advance by the Purchaser in writing in its sole and absolute discretion.
“Net Invoice Amount” means the amount of the applicable Purchased Receivable shown on the invoice for such Purchased Receivable as the total amount payable by the related Account Debtor (net of any Dilution, discounts, credits or other allowances shown on such invoice and agreed to prior to the Purchase Date).
“Non-Payment Report” has the meaning set forth in Section 4(g).
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Other Taxes” means all present or future stamp, excise, court or documentary, intangible, recording, filing or similar taxes that arise from any payment made under, from the execution, origination, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document (including this Agreement) or Purchased Receivable.
“Outstanding Amount” means, as of any time of determination and with respect to a Purchased Receivable, (x) the Net Invoice Amount for such Purchased Receivable, minus (y) the aggregate amount of all Collections with respect to such Purchased Receivable that have been deposited into the Purchaser’s Account as of such time. When such term is used without reference to any specific Purchased Receivables, it shall constitute a reference to all Purchased Receivables.
“Overdue Payment Rate” means 3% per annum over and above Term SOFR plus the highest Account Debtor Discount Rate in effect at such time.
Exhibit A-5

“PATRIOT Act” has the meaning set forth in Section 13(k).
“Payment Term” means, with respect to any Purchased Receivable, the number of days from and including (i) the date on which the invoice for such Purchased Receivable was issued to, but not including, (ii) the Due Date for such Purchased Receivable.
“Performance Guarantor” means and any Person that has guaranteed the performance obligations of the Sellers under this Agreement. As of the Closing Date, is no Performance Guarantor.
“Performance Guaranty” means a performance guaranty entered into by any Performance Guarantor in favor of the Purchaser.
“Permitted Factoring Transactions” has the meaning set forth in the Syndicated Facility Agreement.
“Person” means an individual, partnership, sole proprietorship, corporation (including a business trust), limited liability company, limited partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“Proposed Receivables” means, with respect to any Purchase Date, the Receivables proposed by Seller to the Purchaser for purchase hereunder and described in a Purchase Request to be purchased on such Purchase Date.
“Purchase Date” means each date on which the Purchaser purchases Receivables.
“Purchase Price” has the meaning set forth in Section 1(e) hereof.
“Purchase Request” has the meaning set forth in Section 1(a) hereof.
“Purchase Sublimit” means, with respect to each Account Debtor, the Dollar amount set forth on Schedule I to this Agreement as the “Purchase Sublimit,” as such Schedule may be modified or supplemented from time to time, as approved in advance by the Purchaser in writing in its sole and absolute discretion.
“Purchased Receivables” has the meaning set forth in Section 1(a) hereof.
“Purchaser” has the meaning set forth in the preamble hereto.
“Purchaser’s Account” means the account specified as such in Exhibit G hereto, or such other bank account identified in writing by the Purchaser to Seller from time to time.
“Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to any Seller or the Purchaser (as assignee of Seller) by an Account Debtor, whether constituting an account, instrument, document, contract right, chattel paper, payment intangible or general intangible, in each instance arising in connection with the sale of goods that have been or are to be sold or for services rendered or to be rendered, and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto, together with the Related Assets with respect thereto, and with respect to each of the foregoing, all Collections and proceeds thereof. Any such right to payment arising from any one transaction, including any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction.
“Receivables Financing Limitations” has the meaning set forth in the Syndicated Facility Agreement.
“Reconciliation Report” has the meaning set forth in Section 4(f).
“Register” has the meaning set forth in Section 15 hereof.
Exhibit A-6

“Related Assets” means, with respect to any Receivable, (i) all rights to enforce payment of such Receivable under the related Contract; (ii) all instruments and chattel paper that evidence such Receivable; (iii) all guaranties, insurance and other agreements or arrangements of whatever character from time to time solely and to the extent supporting payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise; (iv) all security interests or liens and property subject thereto from time to time solely and to the extent securing payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements describing any collateral securing such Receivable; and (v) all books, records and other information (including computer programs, tapes, discs, punch cards, data processing software and related property and rights) solely and to the extent relating to such Receivable and the related Account Debtor.
“Repurchase Events” has the meaning set forth in Section 5(b) hereof.
“Sanctioned Jurisdiction” means any country or territory that is the subject of comprehensive Sanctions broadly restricting or prohibiting dealings with, in or involving such country or territory.
“Sanctioned Person” means any individual or entity (i) identified on a Sanctions List, (ii) organized, domiciled or resident in a Sanctioned Jurisdiction, or (iii) otherwise the subject or target of any Sanctions, including by reason of ownership or control by one or more individuals or entities described in clauses (i) or (ii).
“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced by (i) the U.S. (including OFAC, the U.S. Department of Commerce and U.S. Department of State), (ii) the United Nations Security Council, (iii) the European Union or any member state, (iv) the United Kingdom (including Her Majesty’s Treasury), or (v) any other applicable jurisdiction.
“Sanctions List” means any list of designated individuals or entities that are the subject of Sanctions, including (i) the Specially Designated Nationals and Blocked Persons List maintained by OFAC, the Entity List maintained by the U.S. Department of Commerce, or any other similar publicly available list of any U.S. Governmental Authority to implement sanctions programs, (ii) the Consolidated United Nations Security Council Sanctions List, (iii) the consolidated list of persons, groups and entities subject to European Union financial sanctions maintained by the European Union or any member state, (iv) the Consolidated List of Financial Sanctions Targets in the United Kingdom maintained by Her Majesty’s Treasury and (v) any other similar publicly available list of any applicable Governmental Authority to implement sanctions programs.
“Seller” has the meaning set forth in the preamble hereto.
“Seller Dilution” has the meaning set forth in Section 5(a) hereof.
“Sellers’ Account” means the account specified as such in Exhibit G hereto, or such other bank account identified in writing by the Sellers to the Purchaser from time to time.
“Syndicated Facility Agreement” means that certain Syndicated Facility Agreement, dated as of November 22, 2023, among, inter alia, Fluence Energy, LLC and the other parties thereto from time to time as borrowers, Fluence Energy, Inc., as the parent, the lenders party thereto from time to time and Barclays Bank plc, as administrative agent on behalf of the lenders, as amended, supplemented or otherwise modified from time to time.
“Servicer” has the meaning set forth in Section 4(a) hereof.
“Servicer Termination Event” means an event specified in Exhibit F hereto.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
Exhibit A-7

“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the Capital Stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
“Technology Platform” means the Purchaser’s communication tool accessible via the internet to enable clients to offer various Receivables for sale to the Purchaser and for the loading approval and monitoring of such Receivables on a platform, the terms of use of which are set out in Annex I and are hereby incorporated herein.
“Term SOFR” means the Term SOFR Reference Rate for a tenor comparable to the applicable Discount Period or other period, as applicable, as such rate is published by the Term SOFR Administrator on the day (such day, the “Term SOFR Determination Day”) two (2) U.S. Government Securities Business Days prior to the Purchase Date for the applicable Purchased Receivable or two (2) U.S. Government Securities Business Days immediately preceding the first day for which such rate is accruing, as applicable; provided, that (i) if the Term SOFR Administrator does not publish the Term SOFR Reference for a tenor comparable to such Discount Period or other period, the Term SOFR Reference Rate shall be determined by the Purchaser by linear interpolation of (A) the Term SOFR Reference Rate for the longest published tenor which is shorter than such Discount Period or other period, as such rate is otherwise determined pursuant to the terms of this definition, and (B) the Term SOFR Reference Rate for the shortest published tenor which is longer than such Discount Period or other period, as such rate is otherwise determined pursuant to the terms of this definition, and (ii) if on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor is not published by the Term SOFR Administrator, then Term SOFR shall be the Term SOFR Reference Rate for the applicable tenor as most recently published by the Term SOFR Administrator. Notwithstanding the foregoing, if Term SOFR as determined above would be less than 0%, then Term SOFR shall be deemed to be 0.001% for purposes of the Agreement.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Purchaser in its discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Transaction Documents” means this Agreement, any Performance Guaranty, each Deposit Account Control Agreement, each Purchase Request, each Reconciliation Report, each Non-Payment Report and all other documents and agreements to be executed and delivered by any Seller, any Servicer or any Performance Guarantor in connection with any of the foregoing, in each case, as amended, supplemented or otherwise modified from time to time.
“Transaction Taxes” has the meaning set forth in Section 5(e).
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income
Exhibit A-8

departments of its members be closed for the entire day for purposes of trading in United States government securities.
“UCC” means the Uniform Commercial Code in effect in the State of New York from time to time; provided, if by reason of mandatory provisions of Applicable Law, the perfection, the effect of perfection or non-perfection or the priority of the security interests of the Purchaser is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
B.Other Interpretive Matters.
All accounting terms defined directly or by incorporation in this Agreement shall have the defined meanings when used in any certificate or other document delivered pursuant thereto unless otherwise defined therein. For purposes of this Agreement and all such certificates and other documents, unless the context otherwise requires: (a) except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP or IFRS, as in effect from time to time; (b) terms defined in Article 9 of the UCC and not otherwise defined in such agreement are used as defined in such Article; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (e) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term “including” means “including without limitation”; (g) references to any Applicable Law refer to that Applicable Law as amended from time to time and include any successor Applicable Law; (h) references to any agreement refer to that agreement as from time to time amended, restated, extended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (i) references to any Person include that Person’s permitted successors and assigns; (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (k) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including,” and the terms “to” and “until” each means “to but excluding”; (l) terms in one gender include the parallel terms in the neuter and opposite gender; and (m) the term “or” is not exclusive.
Exhibit A-9

Exhibit B
Conditions Precedent for Effectiveness
Each of the following, in form and substance satisfactory to the Purchaser:
(a)A fully executed counterpart of this Agreement.
(b)A certificate (long form, if available) issued by the Secretary of State of the State of Delaware as to the legal existence and good standing of Fluence.
(c)A certificate of the Secretary or Assistant Secretary of each Seller and Servicer certifying attached copies of the formation documents and governing documents of such Person and all documents evidencing necessary corporate action to be taken by and governmental approvals, if any, to be obtained by such Person with respect to this Agreement and the names and true signatures of the incumbent officers of such Person authorized to sign this Agreement and any other documents to be delivered by it hereunder (including each Purchase Request) or thereunder or in connection herewith or therewith.
(d)UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Seller as debtor and that are filed in those state and county jurisdictions in which such Seller is organized or maintains its principal place of business or chief executive office and such other searches that the Purchaser deems necessary or appropriate.
(e)Acknowledgment copies of proper termination statements (Form UCC-3) and any other relevant filings necessary to evidence the release of all security interests, ownership and other rights of any Person previously granted by any Seller in the Proposed Receivables.
(f)Acknowledgment or time-stamped receipt copies of proper financing statements (showing each Seller as “debtor/seller” and the Purchaser as “secured party/buyer”) duly filed on or prior to the date hereof.
(g)Favorable opinions of legal counsel to each Seller and in form and substance satisfactory to the Purchaser, including opinions with respect to due organization and good standing of each such Person, due authorization, execution and delivery of this Agreement and the other Transaction Documents entered into on or about the date hereof by such Person, validity and enforceability of this Agreement and the other Transaction Documents with respect to such Person, non-contravention of organizational documents, material agreements and law, no consents, creation of security interest and perfection of security interest (including perfection by control with respect to each Collection Account), true sale and such other matters as the Purchaser may reasonably request.

Exhibit B-1

Exhibit C
Representations and Warranties
(a)Each Seller, Servicer and Performance Guarantor is duly incorporated or formed, validly existing and in good standing under the laws of its respective jurisdiction of organization and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified.
(b)The execution, delivery and performance by each Seller, Servicer and Performance Guarantor of each Transaction Document to which it is party and each other document to be delivered by it thereunder, (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene, violate or breach (1) its charter or by-laws, (2) any Applicable Law, (3) any indenture, sale agreement, credit agreement, loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument to which such Seller, Servicer or Performance Guarantor is a party or by which it or any of its respective property is bound, including, without limitation, the Syndicated Facility Agreement or (4) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property and (iv) do not result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, credit agreement, loan agreement, agreement, mortgage, deed of trust or other agreement or instrument, other than this Agreement and the other Transaction Documents.
(c)The sales of Receivables under the Transaction Documents are Permitted Factoring Transactions.
(d)Each Transaction Document to which any Seller, Servicer or Performance Guarantor is party has been duly executed and delivered by such Person.
(e)No authorization or approval or other action by, and no notice to, license from or filing with, any Governmental Authority is required for the due execution, delivery and performance by each Seller, Servicer and Performance Guarantor of each Transaction Document to which it is party or any other document to be delivered by it thereunder.
(f)Each Transaction Document to which each Seller, Servicer or Performance Guarantor is a party constitutes the legal, valid and binding obligation of such Person, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws relating to the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought at equity or law).
(g)There is no pending or, to its knowledge, threatened action, proceeding, investigation or injunction, writ or restraining order affecting any Seller, Servicer or Performance Guarantor or any of their respective Affiliates before any Governmental Authority that could reasonably be expected to result in a Material Adverse Change with respect to any Seller, Servicer or Performance Guarantor.
(h)Each Seller, Servicer and Performance Guarantor is Solvent and no Insolvency Event has occurred with respect to any Seller, Servicer or Performance Guarantor.
(i)No Material Adverse Change or event which, individually or in the aggregate, is reasonably likely to result in a Material Adverse Change has occurred with respect to any Seller, Servicer or Performance Guarantor.
(j)No Change in Control has occurred.
(k)All certificates, reports, statements, documents and other information furnished to the Purchaser by or on behalf of each Seller, Servicer or Performance Guarantor (including via the Technology Platform) pursuant to this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time
Exhibit C-1

the same are so furnished, complete, true and correct in all material respects on the date the same are furnished to the Purchaser, and does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.
(l)No Seller, Servicer or Performance Guarantor is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
(m)The Purchaser has a first-priority perfected security interest in each Collection Account.
(n)No event has occurred and is continuing and no condition exists, or would result from any sale or assignment of any Purchased Receivable, that constitutes or may reasonably be expected to constitute, individually or in the aggregate, a Servicer Termination Event.
(o)The Purchase Price payable for each Purchased Receivable by the Purchaser will represent fair consideration and reasonably equivalent value therefore.
(p)No Seller nor any of its Subsidiaries or, any of their respective directors, officers or, to such Seller’s knowledge, any of their respective Affiliates, agents or employees (i) has conducted their respective businesses or taken any action that would constitute or give rise to a violation of any Anti-Corruption Law or Anti-Money Laundering Law or (ii) is or has been subject to any action, proceeding, litigation, claim or, to such Seller’s knowledge, investigation with regard to any actual or alleged violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.
(q)No Seller nor any of its Subsidiaries or any of their respective directors, officers or, to such Seller’s knowledge, any of their respective Affiliates, agents or employees (i) is a Sanctioned Person, (ii) is currently engaging or has engaged in any dealings or transactions with, involving or for the benefit of a Sanctioned Person, or in or involving any Sanctioned Jurisdiction, or (iii) is subject to any action, proceeding, litigation, claim or, to such Seller’s knowledge, investigation with regard to any actual or alleged violation of Sanctions.

Exhibit C-2

Exhibit D
Covenants
Until the Final Collection Date:
(a)Compliance with Laws; Corporate Existence. Each Seller and Servicer will comply in all material respects with all Applicable Laws and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges. Each Seller will keep its jurisdiction of incorporation or its jurisdiction of formation, as applicable, unchanged from the applicable jurisdiction as in effect on the date hereof. Each Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Purchased Receivables at the address set forth Exhibit H hereto.
(b)Books and Records. Each Seller will keep its books and accounts in accordance with GAAP or IFRS, as applicable, and shall make a notation on its books and records, including any relevant computer files, to indicate which Receivables have been sold to the Purchaser. Each Seller and Servicer will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contract in the event of the destruction of the originals thereof), and keep and maintain all relevant documents and other information reasonably necessary for collecting all Purchased Receivables (including records adequate to permit the daily identification of each Receivable and all collections of and adjustments to each existing Purchased Receivable).
(c)Sales; Liens. No Seller will sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, the Purchased Receivables or upon or with respect to any account or lock-box to which any Collections are sent, or assign any right to receive income in respect thereof except the security interests in favor of the Purchaser created hereunder.
(d)Audits and Visits. Each Seller and Servicer will, at their expense, at any time and from time to time during regular business hours as requested by the Purchaser (but no more frequently than once per calendar year), permit the Purchaser, or its agents or representatives, upon reasonable notice, (i) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in its possession or under its control relating to Purchased Receivables and Related Assets with respect thereto, including the Contract and (ii) to visit its offices and properties for the purpose of examining and auditing such materials described in clause (i) above, and to discuss matters relating to Purchased Receivables or its performance hereunder or under the related Contract with any of its officers having knowledge of such matters; provided, that, the Purchaser or any designee of the Purchaser shall be entitled to perform additional examinations, visitations and audits at any time or frequency as the Purchaser deems necessary at any time during the occurrence and continuance of a Servicer Termination Event.
(e)Reporting Requirements. Each Seller and Servicer will provide to the Purchaser the following: (i) promptly (and in no event later than three (3) Business Days following knowledge or notice thereof), written notice in reasonable detail, of any Adverse Claim or Dispute asserted or claim made against a Purchased Receivable; (ii) promptly (and in no event later than three (3) Business Days following knowledge or notice thereof), written notice in reasonable detail, of the occurrence of any Servicer Termination Event; (iii) prompt written notice of any amendment, restatement, amendment and restatement or other modification of the Syndicated Facility Agreement that amends any provision of the Syndicated Facility Agreement permitting, limiting or restricting a Seller’s ability to enter into this Agreement and the transactions hereunder, including but not limited to any amendments to the definitions of “Change in Control,” “Permitted Factoring Transactions” or “Receivables Financing Limitations” or Section 6.01(t), Section 6.02(r) or Section 6.09(e) thereof, together with an electronic copy of such amendment and (iv) as soon as possible and in any event within three (3) days after knowledge or notice of the occurrence thereof, written notice of any matter that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.
(f)Further Assurances. Each Seller will, at its expense, promptly execute and deliver all further instruments and documents, and take all further action that the Purchaser may reasonably request, from time
Exhibit D-1

to time, in order to perfect, protect or more fully evidence the full and complete ownership and security interest in the Purchased Receivables, or to enable the Purchaser to exercise or enforce the rights of the Purchaser hereunder or under or in connection with the Purchased Receivables (including, without limitation, as may be necessary for the Purchaser to prosecute any claim under one or more applicable credit insurance policies).
(g)Taxes. Each Seller and Servicer will file all income and material tax returns and will pay any and all taxes shown on such tax returns, other than any taxes that such Seller is contesting in good faith and for which adequate reserves have been taken. Each Seller shall pay any and all taxes (excluding the Purchaser’s net income taxes) relating to the transactions contemplated under this Agreement, including but not limited to the sale, transfer and assignment of each Purchased Receivable.
(h)Perform Terms. Each Seller and Servicer will duly perform and comply with all terms under the Contract and promptly inform the Purchaser of any breach or default by such Seller or any Account Debtor of any of the terms thereof.
(i)Not Adversely Affect the Purchaser’s Rights. Each Seller and Servicer will refrain from any act or omission which could reasonably be expected to, individually or in the aggregate, in any material way prejudice, diminish or limit the Purchaser’s rights under or with respect to any of the Purchased Receivables or this Agreement.
(j)Sanction Programs. Each Seller shall, and shall cause its Subsidiaries to, continue to maintain and enforce policies and procedures designed to promote and achieve compliance by Borrower and its Subsidiaries with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(k)Sanctions Compliance. No Seller shall, directly or indirectly, (A) use, lend, contribute or otherwise make available any part of the Purchase Price of the Purchased Receivables to fund any activities or business of a Sanctioned Person or in any other manner that would result in a violation of Sanctions by any Person party hereto or (B) fund all or part of any repayment or reimbursement of the obligations hereunder out of proceeds derived from any transaction or activity involving a Sanctioned Person or Sanctioned Jurisdiction.
(l)Use of Proceeds. No Seller shall, directly or indirectly, use any part of the Purchase Price of the Purchased Receivables for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in each case in violation of Anti-Corruption Law.
Exhibit D-2

Exhibit E
Eligibility Criteria
(a)Such Receivable has been generated by each Seller in the ordinary course of its business from the bona fide sale of goods or services to an Account Debtor, an invoice for such Receivable has been delivered to and accepted by such Account Debtor and revenue for such Receivable has been or may be recognized by such Seller under GAAP or IFRS, as applicable, and Applicable Law.
(b)The information contained with respect to such Receivable in the applicable Purchase Request is true, accurate and correct in all material respects and contains a true, accurate and correct list in all material respects of the Account Debtor, invoice number, Due Date and unpaid amount due in respect of such Receivable.
(c)The related Account Debtor has been instructed to make payments on such Receivable only to the applicable Collection Account.
(d)The related Account Debtor (i) is neither a Governmental Authority nor a Sanctioned Person, (ii) is not (A) a material supplier to such Seller or its Affiliates or (B) an Affiliate of a material supplier to such Seller or its Affiliates, (iii) is not an Affiliate of any Seller, any Servicer or any Performance Guarantor and (iv) is not a natural person.
(e)Such Receivable and the related Contract is in full force and effect and is the valid and binding obligation of the related Account Debtor due on the applicable Due Date, enforceable in accordance with its terms, and constitutes the related Account Debtor’s legal, valid and binding obligation to pay the applicable Seller the amount thereof, subject, as to enforcement of the related Account Debtor’s payment obligation, to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors’ rights and Insolvency Events.
(f)Neither the applicable Seller nor the related Account Debtor is delinquent or in default in the performance of any of the provisions of the related Contract with respect to such Receivable.
(g)Such Receivable and the related Contract shall evidence and include the right to receive payment of interest or finance charges or other liabilities of the Purchaser under the relevant Contract to which the applicable Net Invoice Amount or other evidence of indebtedness relates.
(h)The applicable Seller has delivered to the related Account Debtor all property or fully performed all services required to be so delivered or performed by the terms of the Contract in order for the Seller to be entitled to payment of such Receivable, and the payments due with respect to such Receivable are not contingent upon such Seller’s or any other Person’s fulfillment of any further act or obligation.
(i)Such Receivable is an “account” within the meaning of Article 9 of the UCC of all applicable jurisdictions and is not evidenced by instruments or chattel paper.
(j)Such Receivable (i) is denominated and payable only in Dollars in the United States, (ii) does not have a Payment Term that exceeds the Maximum Payment Term for the related Account Debtor and (iii) does not represent a progress billing or a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, or any other repurchase or return basis, does not relate to payments of interest and has not been invoiced more than once (including any re-billed amount arising from a deduction taken by the related Account Debtor with respect to a previously arising Receivable).
(k)The Contract giving rise to such Receivable is governed by the law of one of the States of the United States.
Exhibit E-1

(l)As of the related Purchase Date, immediately prior to the sale hereunder, the applicable Seller has good and marketable title to, and is the sole legal and beneficial owner of, such Receivable free and clear of any Adverse Claim, such Receivable is not subject to a Dispute, the amount owed under such Receivable is free of any amounts that would constitute Dilution not reflected in the Net Invoice Amount, and such Receivable has not been previously sold, assigned, pledged or otherwise transferred by such Seller to any other Person.
(m)Immediately after giving effect to the sale of such Receivable hereunder, the Sellers are in compliance with the Receivables Financing Limitations.
(n)No effective financing statement or other instrument similar in effect covering any part of such Receivable is on file in any recording office.
(o)The sale, pledge or assignment of such Receivable pursuant to this Agreement (i) does not violate or contravene any Applicable Law, the related Contract or the Syndicated Facility Agreement, (ii) does not require notice thereof to the related Account Debtor or any consent therefrom or (iii) does not require any notice thereof or any consent from any Governmental Authority that has not been obtained.
(p)No further action, including any filing or recording of any document or any notice to, license from or approval from any Governmental Authority is necessary in order to establish the ownership interest of the Purchaser effected by such sale or to permit the Purchaser to service, enforce or otherwise collect such Receivable from the related Account Debtor.
(q)Such Receivable, together with the related Contract, does not contravene any Applicable Law.
(r)Such Receivable is not a Receivable which arose as a result of the sale of consigned goods or finished goods that have incorporated any consigned goods into such finished goods or a sale in which the applicable Seller or Servicer acted as a bailee, consignee or agent of any other Person or otherwise not as principal or otherwise in respect of deferred or unearned revenues.
(s)As of the related Purchase Date, no Insolvency Event has occurred with respect to the related Account Debtor to the knowledge of the applicable Seller.
(t)There are no facts known to the applicable Seller concerning the related Account Debtor, such Purchased Receivable or the applicable Contract which could reasonably be expected to have an adverse impact on the ability or willingness of such Account Debtor to pay the Net Invoice Amount for such Purchased Receivable when due, including information concerning any existing or potential Disputes, except as otherwise previously disclosed to the Purchaser.
Exhibit E-2

Exhibit F
Servicer Termination Events
Each of the following shall constitute a “Servicer Termination Event” for purposes of this Agreement:
(a)Any amount due for payment by any Seller or Servicer to the Purchaser pursuant to this Agreement or any other Transaction Document (including interest on any overdue amount as provided for in Section 8 hereof) or by any Performance Guarantor pursuant to any Performance Guaranty shall remain outstanding for more than two (2) Business Days from the due date therefor.
(b)Any Seller or Servicer shall fail to be in material compliance with any of its covenants and other obligations under this Agreement or any other Transaction Document to which each such Person is a party, and such failure shall continue unremedied for ten (10) Business Days.
(c)Any of the representations and warranties made by any Seller or Servicer in this Agreement (including with respect to the Proposed Receivables), or by any Performance Guarantor in any Performance Guaranty, shall fail to be true, accurate and correct in all material respects as of the date made or, in the case of any representation or warranty which speaks as to a particular date or period, as of that particular date or period and (to the extent such representation is capable of being remedied) such failure shall continue unremedied for ten (10) Business Days.
(d)Any Performance Guarantor shall fail to be in compliance in all material respects with any of its obligations under any Performance Guaranty and such failure shall continue unremedied for fifteen (15) Business Days.
(e)An Insolvency Event shall have occurred with respect to any Seller, Servicer or Performance Guarantor.
(f)A Change in Control shall have occurred.
(g)Any Transaction Document shall, in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any party thereto other than the Purchaser or any such party shall, contest in writing in any manner the effectiveness, validity, binding nature or enforceability of such Transaction Document.
(h)An “Event of Default” (as defined in the Syndicated Facility Agreement) shall have occurred and be continuing.
Exhibit F-1

Exhibit G
Accounts

[On file with the Purchaser and Servicer]
Exhibit G-1

Exhibit H
Notice Information

If to Fluence,
as Seller or Servicer:        Fluence Energy, LLC
                4601 Fairfax Drive, Suite 600
            Arlington, VA 22203
            Attention: Manavendra Sial, Ahmed Pasha and Jie Yuan]
    Email: Manavednra.Sial@fluenceenergy.com, Ahmed.pasha@fluenceenergy.com and Jie.Yuan@fluenceenergy.com

With a copy to:            Latham & Watkins LLP
                330 North Wabash Avenue, Suite 2800
                Chicago, IL 60611
                Attention: Noah Weiss
                Email: noah.weiss@lw.com

If to the Purchaser:
    Credit Agricole Corporate and Investment Bank
1301 Avenue of the Americas
New York, New York 10019
Attention: Gustavo Rizzo
    Email: gustavo.rizzo@ca-cib.com

With a copy to:     Reed Smith LLP
10 South Wacker Drive
40th Floor
Chicago, Illinois 60606
Attention: Matthew Petrillo
    Email: mpetrillo@reedsmith.com

Exhibit H-1

Exhibit I
Form of Joinder Agreement

This JOINDER TO MASTER RECEIVABLES PURCHASE AGREEMENT dated as of [●], 20[●] (this "Agreement"), is by and among [NEW SELLER], a [jurisdiction and legal form] (the “New Seller”) and Credit Agricole Corporate and Investment Bank, as the Purchaser (as defined below) under the RPA (as defined below). Capitalized terms used and not defined herein have the meanings given to them in the RPA.

WITNESSETH THAT:

WHEREAS, certain parties (the “Existing Sellers”) have entered into that certain Master Receivables Purchase Agreement, dated February 27, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “RPA”), among Fluence Energy, LLC, a Delaware limited liability company (“Fluence”), and any other seller party thereto as of the date hereof (each, in such capacity, an “Existing Seller” and collectively, the “Existing Sellers”), and as servicers (each, in such capacity, a “Servicer” and collectively, the “Servicers”), and Credit Agricole Corporate and Investment Bank, as the Purchaser (“CACIB” and the “Purchaser”); and

WHEREAS, New Seller desires to be joined as a party to the RPA;

NOW, THEREFORE, FOR VALUE RECEIVED, and in consideration of accommodations given or to be given, to New Seller and the Existing Sellers by the Purchaser from time to time, New Seller hereby agrees as follows:

1.    New Seller acknowledges and agrees that it is a “Seller” under the RPA, effective upon the date of New Seller’s execution of this Agreement. All references in the RPA to the term “Seller” or “Sellers” shall be deemed to include the New Seller. Without limiting the generality of the foregoing, New Seller hereby repeats and reaffirms all covenants, agreements, representations and warranties made or given by a Seller contained in the RPA.

2.    In the event that, contrary to the mutual intent of the parties hereto, any purchase of Purchased Receivables is not characterized as a sale, the New Seller shall, effective as of the date hereof, be deemed to have granted to the Purchaser (and the New Seller hereby does grant to the Purchaser), in addition to and not in substitution for the rights and remedies described in the RPA, a first priority security interest in and to any and all present and future Purchased Receivables and the proceeds thereof to secure all obligations of such New Seller under the RPA and under each of the other Transaction Documents, whether now or hereafter existing, due or to become due, direct or indirect, absolute or contingent. The Purchaser may, at its discretion, file one or more UCC financing statements (or, if applicable, any foreign law equivalent thereof) evidencing the sale of the Purchased Receivables as well as the foregoing grant of security.
3.    For purposes of the RPA, (a) the “Collection Account” with respect to the New Seller means the account of the New Seller located at [____] (ABA [___]) with account number [____] and (b) the notice address for the New Seller shall be as set forth below the New Seller’s signature to this Agreement.
4.    [Each of the provisions set forth in Schedule 1 hereto is hereby incorporated into the RPA by reference. In connection with (a) the addition of the New Seller pursuant to the terms of Section 11 of the RPA and the terms of this Agreement or (b) the creation or perfection of the security interest granted pursuant to Section 2 of this Agreement over the assets of the New Seller, the provisions of Schedule 1 hereto shall apply to the New Seller.]

5.    New Seller agrees to execute and deliver such further instruments and documents and do such further acts and things as the Purchaser may deem reasonably necessary or proper to carry out more effectively the
Exhibit I-1

purposes of this Agreement.
6.    By acknowledging this Agreement, the Performance Guarantor hereby consents to the New Seller’s joinder to the RPA and confirms and acknowledges that the Performance Guaranty shall continue in full force and effect after giving effect to this Agreement and the New Seller’s joinder to the RPA.

7.    No reference to this Agreement need be made in the RPA or in any other Transaction Document or other document or instrument making reference to the same, any reference to Transaction Documents in any of such to be deemed a reference to the RPA, or other Transaction Documents, as applicable, as modified hereby.

8.    The laws of the State of New York (without regard to the principles of conflicts of laws) shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement.

[Remainder of Page Intentionally Left Blank]

Exhibit J-2

In witness whereof, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NEW SELLER:

[NEW SELLER],
as Seller

By:
Name:
Title:

Notice Address:

[____________]
[____________]
[____________]
[____________]

Attn: [____________]
Tel: [____________]
Email: [____________]

Signatures continue on next page.

Joinder to CACIB - Fluence Master Receivables Purchase Agreement

ACKNOWLEDGED AND ACCEPTED AS OF THE DATE FIRST WRITTEN ABOVE:

PURCHASER:

Credit Agricole Corporate and Investment Bank

By:
Name:
Title:

By:
Name:
Title:

EXISTING SELLERS:

Fluence Energy, LLC, as a Seller

By:
Name:
Title:

[_______________], as a Seller

By:
Name:
Title:

[_______________], as a Seller

By:
Name:
Title:
Joinder to CACIB - Fluence Master Receivables Purchase Agreement

Schedule 1

Additional Provisions
Schedule I to Fluence Joinder Agreement

Annex I
Electronic Services Schedule
This Electronic Services Schedule (this “Schedule”) is attached and made a part of the Agreement (as defined herein). In the event of any conflict between the terms and conditions of the Agreement and the terms and conditions of this Schedule, the terms and conditions of this Schedule shall control. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.
Section 1.As used herein:
“Agreement” means the Master Accounts Receivable Purchase Agreement, dated as of [_______________], between [_______________], a [_____________] (“Seller A”), [_______________], a [_____________] (“Seller B”), [_______________], a [___________] (“Seller C”; and, together with Seller A and Seller B, each, a “Seller”, and collectively, the “Sellers”), and Credit Agricole Corporate and Investment Bank (“Bank”), including this Schedule, as such agreement may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.
“Message” means all messages or other information sent or received by any Seller in connection with the Agreement using the Program web portal.
“PrimeRevenue” means PrimeRevenue, Inc., which is a Service Provider hereunder.
“Program web portal” means the system interface of the Service Provider to be used by Bank and the Sellers so as to operate the Agreement or any updated or replacement system from time to time.
“Service Provider” means any person with whom an agreement has been entered into by Bank and to whom the performance of certain obligations or exercise of certain rights in respect of the giving and receiving of Messages, and not in respect of any purchase of Receivables, is from time to time sub-contracted by Bank.
Section 2.Service Provider
The parties to the Agreement agree that the Service Provider is and will be the service provider solely for Bank and not the sub-contractor or agent of any Seller. Each Seller consents to Bank outsourcing to the Service Provider the management of certain administrative functions under the Agreement, it being understood that only the rights and obligations issuing from this Schedule shall be outsourced.
Section 3.Service Provider’s Systems and Platform
3.1.To operate the Agreement, the Sellers and Bank shall use the Program web portal, subject to Section 4.9 below.
3.2.Program related data will be updated and available for view access by the Sellers and Bank on a day to day basis in the Program web portal.
3.3.The Sellers will upload and download information pertaining to Purchase Requests from the Program web portal.
3.4.As of the date of this Schedule, the Service Provider means PrimeRevenue. Bank may replace the Service Provider at any time or terminate this Schedule, and will give written notice thereof to the Sellers.
Section 4.Use of Service Provider’s Systems and Platform
4.1.The Sellers shall have the right to use the content of the Program web portal to print and use reports downloaded from the Program web portal, and to save reasonable copies to its hard drive, in each
Annex I-1

case solely for the purposes contemplated by the Agreement. Any copying, distribution, or commercial use of any of the content of the Program web portal not in furtherance of or related to the commercial purposes of the Agreement is strictly forbidden. Notwithstanding the foregoing, the Sellers are entitled to share any such content with its Affiliates (including the Sellers) and its and such Affiliates’ attorneys, accountants, and tax advisors, or any Governmental Authority.
4.2.Service Provider retains all right, title, and interest in and to its Program web portal, including all software and other intellectual property underlying the Program web portal and associated therewith, all derivative works thereof, and in all media, but specifically excluding any materials, intellectual property or information provided by the Sellers or Bank (collectively, “Member Content”), all of which shall remain the property of the contributing party. Other than a royalty-free license to use the Program web portal during the term of this Schedule, nothing contained herein shall be construed as the grant of a license or other right by Service Provider to the Sellers of the Program web portal or any intellectual property underlying or associated with the Program web portal. Each Seller grants to Service Provider for the term of this Schedule a royalty free, non-exclusive license to use, reproduce, display and modify such Seller’s Member Content for the purpose of allowing Service Provider to render the contracted-for services to Bank.
4.3.All of the design, text, graphics and the selection and arrangement thereof included in the Program web portal are protected by the copyright laws of the United States and foreign countries. The Program web portal and all associated intellectual property rights are owned by Service Provider and its licensors. All rights not expressly granted to the Sellers are reserved to Service Provider and its licensors. Each Seller acknowledges that (a) the Program web portal incorporates confidential and proprietary information developed or acquired by Service Provider, including the software underlying the Program web portal; (b) it shall use such information solely for the purposes set forth herein; and (c) it shall not disclose any such information to third parties except to its Affiliates (including the Sellers), and its and their employees, officers, legal counsel, financial advisors and auditors, so long as such parties are bound by written or fiduciary obligations no less stringent than those set forth herein, and such Seller remains primarily responsible for any unauthorized use or disclosure of the information by such third parties. This Section 4.3 shall survive the termination of this Schedule for a period of one year.
4.4.Service Provider may access and use the non-public financial, transactional and other information that is processed under the Agreement or otherwise acquired by Service Provider in connection with the Program web portal (“Seller Data”) for the purposes of providing and operating the Program web portal. In addition, Service Provider may access and use Seller Data on an aggregate basis for the purpose of preparing statistical analyses, reports, and benchmarking statistics for Service Provider’s own use and for general marketing purposes related to trends and overall use of the Program web portal and related services; provided, however, that any public marketing uses shall not individually identify any Seller or Seller Data. Each Seller represents that it has the right to permit Service Provider to use Seller Data as described in the Agreement and that such use will not violate any third person’s rights.
4.5.Each Seller acknowledges that Service Provider may transfer Seller Data to a third person, in connection with: (a) any assignment arising from the acquisition of all or substantially all of its assets or equity interests; or (b) a delegation of hosting or other duties, provided that such third party service provider agrees to abide by appropriate confidentiality obligations. Any such transferee shall only be permitted to use the data as contemplated by this Schedule.
4.6.The parties may disclose Seller Data if required by applicable law to any government body, or duly authorized representatives thereof, upon an audit or other inspection by any of the same of the records or facilities of Service Provider. Each Seller will be notified promptly upon receipt of any order (to the extent allowed by the terms of such order or applicable law) and upon the implementation of any change in laws which requires disclosure of Seller Data.
Annex I-2

4.7.Each Seller hereby acknowledges that Service Provider reserves the right to: (a) terminate such Seller’s access to and use of the Program web portal if such Seller permits any unauthorized third person or entity to access and use the Program web portal; and (b)  interrupt or disable access to and use of all or any part of the Program web portal if necessary to prevent or protect against fraud, hacking, or illegal conduct or otherwise protect Service Provider’s personnel or the Program web portal, in Service Provider’s sole discretion and without notice.
4.8.EACH SELLER ACKNOWLEDGES THAT NO WARRANTIES OR CONDITIONS, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE MADE BY SERVICE PROVIDER WITH RESPECT TO THE PROGRAM WEB PORTAL, THE UNDERLYING SOFTWARE, OR ANY SERVICES PROVIDED BY SERVICE PROVIDER, AND SUCH PROGRAM WEB PORTAL, SOFTWARE, AND SERVICES ARE PROVIDED ON AN “AS IS, WHERE IS, AND AS AVAILABLE” BASIS. SERVICE PROVIDER EXPRESSLY DISCLAIMS LIABILITY AND SPECIFICALLY DENIES ANY RESPONSIBILITY FOR (A) THE COMPLETENESS, ACCURACY OR QUALITY OF INFORMATION OR ANY MEMBER CONTENT OBTAINED THROUGH THE PROGRAM WEB PORTAL, AND (B) ANY SELLER’S USE OF OR INABILITY TO USE THE PROGRAM WEB PORTAL. THE USE OF THE PROGRAM WEB PORTAL, AND ANY MEMBER CONTENT OR INFORMATION OBTAINED VIA THE PROGRAM WEB PORTAL, IS AT THE SELLERS’ OWN RISK. SERVICE PROVIDER SHALL NOT BE LIABLE TO ANY SELLER FOR ANY INDIRECT LOSS, INCLUDING LOSS OF TIME, MONEY OR GOODWILL, INCIDENTAL, SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND UNDER ANY LEGAL THEORY OR CAUSE OF ACTION IN EACH CASE BASED ON ANY SELLER’S USE, INABILITY TO USE, OPERATE OR MODIFY THE PROGRAM WEB PORTAL. FOR THE AVOIDANCE OF DOUBT, INDIRECT LOSS INCLUDES LOSS OF USE, LOST BUSINESS, LOST REVENUE, LOST PROFITS, LOST DATA, OR LOST GOODWILL EVEN IF THE PARTY KNEW OR SHOULD HAVE KNOWN OF SUCH DAMAGE. EXCEPT FOR SERVICE PROVIDER’S INTENTIONAL TORTIOUS ACTS, FRAUD, OR GROSS NEGLIGENCE, SERVICE PROVIDER’S TOTAL LIABILITY FOR PROVEN DIRECT DAMAGES RESULTING FROM ANY CAUSE OF ACTION ARISING OUT OF ANY SELLER’S USE OF THE PROGRAM WEB PORTAL SHALL NOT EXCEED TEN THOUSAND DOLLARS (USD$10,000.00).
4.9.Bank has the obligation to view the Messages sent in accordance with this Schedule and to act upon them under the terms of the Agreement, and, during any unavailability of the Program web portal for the purposes hereof, or following the change of Service Provider, accept or receive Purchase Requests and other notices as otherwise provided in the Agreement.
Section 5.Security. Each Seller agrees that:
5.1.such Seller’s authorized employees may access the Program web portal using a unique user ID and password issued by Service Provider to such Seller’s administrative user or any user ID and password maintained by a Seller user. Such Seller and each authorized employee shall not allow any other individual to use such employee’s unique user ID and password to access the Program web portal. Such Seller and each authorized employee shall remain responsible for maintaining the strict confidentiality of the user IDs and passwords created for such Seller’s authorized employees;
5.2.it will not intentionally or knowingly interfere with, defeat, disrupt, circumvent or tamper with or attempt to gain unauthorized access to the Program web portal or other information or instruction that is, by the terms of the Agreement to be transmitted through the Program web portal, or with the restrictions on use of functionality or access to information on any portion of the Program web portal, or attempt to do so; and
5.3.it will not intentionally or knowingly introduce into any portion of the Program web portal any device, software or routine, including but not limited to viruses, Trojan horses, worms, time bombs and
Annex I-3

cancelbots or other data or code that harms, or may adversely affect, the operation of the Program web portal.
Section 6.Representations, Warranties and Covenants of the Sellers. Each Seller hereby represents, warrants and covenants to and with Bank as follows:
6.1.Such Seller’s use of the Program web portal is solely to settle genuine and lawful commercial trade transactions, arising in the ordinary course of business, for the purchase or sale of goods (including Receivables) and/or services by or to such Seller from or to Bank or other third parties. Such Seller shall not use the Program web portal for investment or arbitrage functions or purposes, or for any money laundering purpose, or in contravention of any law or regulation, and any activity undertaken via the Program web portal shall not be used in furtherance of any of the foregoing.
6.2.Information provided by such Seller to Bank or Service Provider from time to time in connection with this Schedule is and shall be true and accurate in all material respects at the time given.
Section 7.No Implied Duties. Without limiting the liabilities of Bank under the Agreement, Bank shall be obliged to perform such duties and only such duties as are specifically set forth herein, and no implied duties or responsibilities shall be read or implied into this Schedule against Bank. Bank shall have no duties or obligations under this Schedule to any person or entity other than the Sellers and, without limiting the foregoing, does not assume any obligation or relationship of agency or trust under this Schedule for, or with any other person or entity.
Section 8.Third Party Beneficiary Rights. Each Seller and Bank agree that Service Provider is an intended third party beneficiary of, and entitled to rely on Sections 2, 4, 5, and 6 of this Electronic Services Schedule and Section 13(n) of the Agreement.

Annex I-4